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Exhibit 99.1

SITEWORKS, INC
SUITE 2 B, 2534 N MIAMI AVE
MIAMI FLORIDA 33127


CONTACT:
C. Michael Nurse
Tel: (305) 573-9339
www.siteworks-inc.com
kereenbrannen@siteworks-inc.com



                 September 29, 2003 .Site Works, Inc. (NQB STWK)
            announces it has been acquired by Cork Acquisition Corp


MIAMI, FL-Site Works Inc CEO Carl Nurse has announced the company has been acquired by Cork Acquisition Corp on September 29, 2003. The surviving corporation will be SiteWorks Inc and Carl Nurse will continue as CEO. Corporate Offices will remain at 2534 N Miami Ave, Miami.

Cork Acquisition Corp is a reporting development stage company which was originally incorporated in August of 1997.

Site Works Inc is a real estate and construction company engaged in the business of total site and built environment solutions. The company's core business is the construction of semi custom housing developments and middle-income multifamily buildings. Site-Works, Inc also performs construction management and general construction services. Other services provided include the marketing and distribution of innovative construction related and other technology products.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.